EXHIBIT 10.5

IDT CORPORATION

2005 STOCK OPTION AND INCENTIVE PLAN

DEFERRED STOCK UNIT AWARD AGREEMENT

«FIRSTNAME» «LASTNAME»

IDT Corporation

520 Broad Street

Newark, NJ 07102

This Deferred Stock Unit Award Agreement (this “Agreement”) confirms the award (the “Award”) of Deferred Stock Units to you effective as of                      (the “Effective Date”) under the IDT Corporation 2005 Stock Option and Incentive Plan, as Amended and Restated (the “Plan”), upon the terms and conditions set forth herein.

1. Grant of Deferred Stock Units. Pursuant to action of the Compensation Committee of the Board of Directors, IDT Corporation (the “Company”) hereby awards you under the Plan an aggregate of          (                ) Deferred Stock Units (the “Units”). Subject to the terms and conditions hereof and of the Plan, a Unit represents a right to receive a share of the Company’s Class B Common Stock (the “Stock”) upon a Vesting Event (as defined below), but does not represent a current interest in any Stock. This Award is a matter of separate inducement and is not in lieu of salary or other compensation for your services.

2. Restrictions on Transfer. You may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units.

3. Voting and Other Rights. You will have no rights of a stockholder of the Company with respect to the Units. By way of example, and not limitation, prior to the date shares of Stock are issued to you pursuant to the terms hereof (the “Shares”), you do not have the right to vote any of the Shares or to receive dividends on them. However, unless otherwise determined by the Committee, upon a Vesting Event, you shall be entitled to “Dividend Equivalents.” Dividend Equivalents will be equal to the dividends payable on the same number of shares of Stock as the number of Units granted under this Award. The Dividend Equivalents will become vested in the same proportion as when and if the Units of your Award vest. An amount equal to these Dividend Equivalents will be paid to you in cash at that time. If your Award (or any portion of the Award) does not vest, any related Dividend Equivalents will also be forfeited and void. Upon a forfeiture of your Dividend Equivalents, the Company will not be obligated to pay you any consideration whatsoever for the forfeited Dividend Equivalents.

4. Vesting of Units. Provided such Units have not been forfeited pursuant to Section 5 hereof, vesting of the Units shall occur in the following manner (each such vesting occurrence being a “Vesting Event”):

(a) Unless previously vested pursuant to Paragraph 4(b) hereof (relating to a Change in Control of the Company):

(i) Units will vest on the first anniversary of the Effective Date;

(ii) Units will vest on the second anniversary of the Effective Date; and

(iii) Units will vest on the third anniversary of the Effective Date.

(b)	In the event of a Change in Control of the Company, any Units not otherwise vested pursuant to Paragraph 4(a) hereof shall become immediately vested.

5. Forfeiture. If your continuous employment or consulting relationship with the Company or any majority-owned subsidiary of the Company shall terminate for any reason or you cease for any reason to be an outside director of the Company or any majority-owned subsidiary of the Company, all Units not otherwise vested as of the date of termination shall be forfeited and void. Upon a forfeiture of your Units, the Company will not be obligated to issue you any Shares or to pay you any consideration whatsoever for the forfeited Units.

6. Issuance of Shares.

(a) No shares of Stock shall be issued to you prior to the date on which the Units vest. Subject to all the terms and conditions hereof and of the Plan, upon a Vesting Event, you shall be issued one share of Stock for each Unit that vests on such Vesting Event in accordance with Section 4 of this Agreement.

(b) The Shares issued hereunder shall be registered in your name and evidenced by one or more certificates representing the number of Shares, as the Company may determine, provided, however, that the Company shall not be obligated to deliver any Shares to be awarded hereunder until all federal and state laws and regulations as the Company may deem applicable have been complied with and all other legal matters in connection with the issuance and delivery of the Shares have been approved by the Company’s legal department.

(c) Shares issued in settlement of this Award shall be subject to the terms and conditions of the Company’s Insider Trading Policy but otherwise shall not be subject to any additional transfer restrictions. Upon the registration of the Shares in your name, you shall have all of the rights and status as a stockholder of the Company with respect to the Shares, including the right to vote such Shares and to receive dividends or other distributions thereon.

7. Adjustments. If, prior to the time any of the Units awarded hereunder vest, the Company shall be reorganized, or consolidated or merged with another corporation, the appropriate amount of any stock, securities or other property exchangeable for Shares pursuant to such reorganization, consolidation or merger shall be appropriately substituted for the Shares hereunder.

8. Withholding Taxes. The Award and issuance of the Shares are conditioned on any applicable withholding taxes being paid by you. By accepting this Award, you hereby irrevocably elect to satisfy any taxes required to be withheld by the Company by authorizing the Company to withhold a sufficient number of Shares as the Company deems necessary to satisfy such tax obligation and agree to indemnify the Company against any and all liabilities, damages, costs and expenses that the Company may hereafter incur, suffer or be required to pay with respect to the payment or withholding of any taxes.

9. Nature of Plan and Award. In accepting the Award, you acknowledge that: (a) Your Award represents an unfunded and unsecured promise by the Company to pay amounts in the future in accordance with the terms and conditions of this Agreement; (b) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan; (c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company and the Award hereunder does not entitle you to any benefit other than that specifically granted under this Agreement, nor to any future grants or other benefits under the Plan or any similar plan; (d) neither the Award nor any provision of this Agreement confers upon you any right with respect to employment or continuation of current employment, and in the event that you are not an employee of the Company, this Award shall not be interpreted to form an employment contract or relationship with the Company; and (e) any benefits granted under this Agreement and the Plan are not part of your ordinary compensation, and shall not be considered as part of such compensation in the event of severance, resignation or other termination.

10. Incorporation of Plan Provisions. This Agreement is made pursuant to the Plan and is subject to all the terms and provisions of the Plan as if the same were fully set forth herein. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. To the extent that there is any inconsistency between this Agreement and the terms of the Plan, the terms of this Agreement shall govern.

11. Successors. This Agreement shall be binding upon and inure to the benefit of any successor of the Company and your successors, assigns and estate, including your executors, administrators and trustees.

12. Amendment or Modification, Waiver. Subject to Section 13 below, no provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing and signed by each party hereto. No waiver by either party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar of dissimilar condition or provision at the same time, any prior time or any subsequent time.

13. Reservation of Right to Modify Award to Comply with Section 409A. This Agreement is not intended to be subject to Code Section 409A. If this Agreement is deemed subject to Code Section 409A, the Company reserves the authority to amend this Agreement, including amendments having retroactive effect, that the Committee determines to be necessary or appropriate (a) to comply with the requirements of Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or guidance that may be issued after the Effective Date or (b) to ensure that Code Section 409A does not apply to this Agreement.

14. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail or overnight delivery to the proper address. Notices to employees sent via e-mail shall be deemed to satisfy the requirements of this paragraph 14. All notices to the Company shall be addressed to it at:

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

Attention: Human Resources, Stock Option and Incentive Plan Administrator

15. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

16. Governing Law. This Agreement shall be construed and governed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of laws.

17. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

To confirm your acceptance of the foregoing, please sign and date below under “Accepted and Agreed” and return one copy of this Agreement to the Human Resources Department, attn: Shari Gordon, IDT Corporation, 520 Broad Street, Newark, NJ 07102.

IDT CORPORATION

By:
	Name:	Marc J Oppenheimer
	Title:	Chief Financial Officer

ACCEPTED AND AGREED:

Name: «FIRSTNAME» «LASTNAME»

Date: